Exhibit 99.1

Media Contacts:

Winnie Lerner/Jessica Liddell

The Abernathy MacGregor Group

212-371-5999

Preliminary Results Indicate All Motient Board Nominees Elected

Lincolnshire, IL – July 12, 2006 – Motient Corporation (MNCP) announced today that preliminary results show that Motient stockholders have voted by a significant margin to elect all of the Company’s six nominees to the Board of Directors at its 2006 Annual Meeting of Stockholders held today. The final voting results are subject to final tabulation, review and certification, and will be announced following certification by the independent inspectors of election, IVS Associates, Inc.

“We would like to thank all of our fellow stockholders for supporting our highly qualified, independent slate of director nominees,” said Christopher Downie, Motient’s Chief Operating Officer. “Today’s vote is a clear demonstration of investor support for the strategic direction that management and the Board have put forth for the Company. We believe that our stockholders have spoken and that they expect Mr. Dondero will put an end to his destructive, meritless and unjustified campaign against the Company and its management.”

“We look forward to the completion of our transaction with SkyTerra and to providing a clear path to value for all of our stockholders,” continued Mr. Downie.

About Motient Corporation:

Motient is the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. For additional information on Motient, please visit the company’s website at www.motient.com.